Exhibit 21
List of Subsidiaries

Subsidiaries	Jurisdiction of State of Incorporation

ServisFirst Bank (1)	Alabama
SF Holding 1, Inc. (2)	Alabama
SF Realty 1, Inc. (3)	Alabama
SF FLA Realty, Inc. (4)	Alabama

(1) ServisFirst Bank is organized under the laws of the State of Alabama and is a wholly-owned subsidiary of ServisFirst Bancshares

(2) SF Holding 1, Inc. is a wholly-owned subsidiary of ServisFirst Bank

(3) SF Realty 1 Inc. is a majority-owned subsidiary of SF Holding 1, Inc.

(4) SF FLA Realty, Inc. is a majority-owned subsidiary of SF Holding 1, Inc.